Exhibit 10.35

CERTAIN CONFIDENTIAL INFORMATION IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

17 October, 2023

ALPS GLOBAL HOLDING BERHAD

[***]

Attention : Dato’ Sri Dr Tham Seng Kong

Dear Sirs,

LETTER OF ENGAGEMENT – CONSULTANCY FOR SPAC BUSINESS COMBINATION

This Letter of Agreement (this “Agreement”) sets out the terms and scope of this engagement (the “Engagement” or “Project”) on which we, IBDC Asia Sdn Bhd (“IBDC”), a private limited company incorporated in Malaysia and having it’s office at [***] is retained by you and/or your subsidiaries and associated companies (collectively, the “Company or Group”) to assist you identify and procure suitable SPAC company to merge with (the “Combination”) and provide general consultancy services to you in connection to this corporate exercise.

1.0 Scope and Services

By accepting the terms contained in this Letter, you are hereby appoint IBDC on the terms set out herein to assists the Company in the Combination and to work on a transaction in which we have found a suitable SPAC candidate until the closing of the Combination.

This Engagement does not include the provision of Combination issue management services or Combination placement and underwriting services. We shall recommend to the Company the appointment of suitable professional firms eg solicitor, auditor, valuer, investment banker in undertaking this Combination, if necessary.

1.1 Candidate Search/Investment

IBDC shall introduce potential candidates to the Company from time to time for the Company’s consideration.

1.2 Combination Consultancy

We will also provide consultancy services to advise and guide the Company in the Combination. We will assess each potential candidate and discuss our views on each candidate with you. We will usually look into, with respect to each potential candidate, the following :-

(a)	the shareholding structure;
(b)	the structure of the transaction;
(c)	the capital structure of the candidate;
(d)	the board composition and the management structure;
(e)	conflicts of interest and interested persons transactions;
(f)	appointment of suitable professionals such as the auditors, lawyers, and valuers;
(g)	Combination time line; and
(h)	other matters concerning the Combination preparation including costs and negotiations.

As consideration for the services to be provided by us under the Engagement as described above, you agree that, as remuneration, you shall pay to us :-

i.	[***]; and
ii.	[***].

IBDC understands and agrees that if the Company/Group does not ever successfully close a Combination, IBDC is not entitled to any payment on item (ii) above.

1.3 The Engagement shall be deemed to be completed upon the Company/Group successfully closing a Combination.

1.4 The remuneration indicated above excludes all out-of-pocket expenses. Out-of-pocket expenses include but are not limited to traveling, accommodation and lodging expenses, printing cost and courier services expenses, amongst others and only in the course of carrying out the responsibilities under this Engagement. For any out-of-pocket expenses above US$1,500.00, we will seek the prior approval of the Company. You shall pay or reimburse IBDC for such out of-pocket expenses within 14 days from the date of invoice.

1.5 Any value added tax, GST, duly or other levy imposed by law, withholding taxes the home country of IBDC or the Company, if any, or required to be paid in respect of any fees, commissions or other monies payable to or received or receivable by IBDC shall be borne and paid by the Company.

2.0 Information

You shall provide IBDC with all information concerning the business and affairs relevant to the Project for the provision of the services in connection with this mandate and all such further information as we may reasonably request. You will at all times keep IBDC fully informed of all strategies, developments, and discussions relevant to the Project and the services to be provided by IBDC.

3.0 Amendments and Assignments

This Agreement cannot be modified or changed, nor can any of its provisions be waived, except by written agreement signed by, or on behalf of, each party hereto. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign its rights under this Agreement without the prior written consent of the other party.

4.0 Indemnity

The Company agrees with the Service Provider that the Company shall indemnify and hold harmless the Indemnified Persons (as defined under Clause b below) from and against all claims, actions, proceedings, demands, liabilities, losses, damages, costs and expenses arising out of or in connection with the engagement hereunder or which arise out of any breach by the Company of any of its obligations or duties or any warranties under the terms of this Agreement, which any indemnified Person may suffer or incur in any jurisdiction and all costs and expenses incurred incidental thereto by any Indemnified Person, including those incurred in connection with the investigation of, preparation for or defence of, any pending or threatened litigation or claim within the terms of this indemnity or any matter incidental thereto, provided that the Company will not be responsible for any liabilities, losses, damages, costs or expenses which are finally determined by a judgment of a court of competent jurisdiction to have resulted from the fraud, wilful misconduct or default or gross negligence on the part of the Indemnified Person, and sums already paid by the Company under this indemnity but which fail within this proviso shall be reimbursed in full.

a.	For the avoidance of doubt, the Service Provider has been retained as an independent contractor with services to be provided solely to the Company Nothing in this Agreement shall be construed to establish a partnership or a joint venture between the Company and the Service Provider.

b.	For the purposes of this Agreement, “Indemnified Person” means the Service Provider, and any of its subsidiaries, associated companies or affiliates (wherever situated) and their respective directors, officers, agents and employees and each other person, if any, controlling the Services Provider or any of them.

5.0 Non-Circumvention

The Company and the Service Provider hereby irrevocably agrees and warrants that it and its affiliates shall not, directly or indirectly, interfere with, circumvent, attempt to circumvent, avoid or bypass the other party, or obviate or interfere with the relationship of other Party and its contacts for the purpose of gaining any benefit, whether monetary or otherwise. The Company and the Service Provider also undertake not to make use of any third party to circumvent this clause.

6.0 Non-Solicitation

Absent the written consent of the other parties, no party will, during the term of this Agreement and continuing for a period of one (1) year from the date of termination of this Agreement, solicit or attempt to entice away, hire or engage any person who is at any time during the Engagement Period employed or engaged to perform services by the other party. Notwithstanding the foregoing, the restrictions in this Section shall not apply to employees or consultants who have been terminated by a party and are not subject to restrictive contractual obligations or covenants (including but not limited to any non-competition or garden leave provisions) with respect to such party.

All confidential information which IBDC receives from the Company will be held in strict confidence unless and until the Company consents in writing to the disclosure of that confidential information. IBDC will take reasonable steps as it considers appropriate to ensure that confidential information provided by the Company for the purposes of the anticipated Combination is not used for other purposes which are contrary to the interests of the Company. All information furnished by |BDC to the Company shall likewise be treated as confidential information and shall be held in strict confidence unless and until IBDC consents in writing to the disclosure of that confidential information. By your receipt of this Agreement, you agree to treat the content of this Agreement as confidential information.

7.0 Governing Jurisdiction

This Agreement, which is the sole agreement and understanding between IBDC in relation to the subject herein, shall be governed by and construed in accordance with the laws of Malaysia and both parties agree to submit to the non-exclusive jurisdiction of the Malaysian courts.

We trust you will find our terms acceptable. We are committed to working closely with you and providing our best services to help achieve your business objectives. Our offer of services under this Agreement is valid for a period of two weeks from the date hereof.

To authorize IBDC to proceed with the exercise, please confirm our appointment by signing and returning the duplicate copy of this letter to us. Should you require further clarification or discussion, please do not hesitate to contact the undersigned.

Yours faithfully,

/s/ Ler Leong Keh
Ler Leong Keh
Director
IBDC Asia Sdn Bhd

[***]

CONFIRMATION OF

APPOINTMENT

We, ALPS Global Holding Bhd, hereby appoint IBDC Asia Sdn Bhd (Co Registration No. 693419-V) on the terms of this Letter of Engagement.

Authorised signatory

/s/ Dato’ Sri Dr Tham Seng Kong

Dato’ Sri Dr Tham Seng Kong

Designation: Group, Chief Executive Officer

Date:

Company Stamp: